Exhibit 8.3

May 11, 2020

Atlas Corp.

23 Berkeley Square

London

W1J 6HE

Re: Atlas Corp.

Dear Sirs,

We have acted as United Kingdom tax counsel to Atlas Corp., a corporation incorporated under the laws of the Republic of the Marshall Islands (the “Company”), in connection with the preparation of the Registration Statement on Form F-3 of the Company, including the prospectus contained therein (the “Registration Statement”), relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the selling shareholders named therein of an aggregate of 40,000,000 common shares, par value US$0.01 per share, of the Company.

Subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Registration Statement, we hereby confirm that the discussions set forth under the caption “Material Non-United States Tax Considerations–Material U.K. Tax Considerations” in the Registration Statement set forth our opinion with respect to the material United Kingdom tax considerations applicable to the ownership of the shares in the Company.

We express no opinion as to the laws of any jurisdiction other than the laws of the United Kingdom.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Registration Statement in connection with the references to this opinion and the material United Kingdom tax considerations applicable to the ownership of the shares in the Company. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Yours faithfully

/s/ DLA Piper UK LLP

DLA Piper UK LLP